EXHIBIT 12.1

                  LABORATORY CORPORATION OF AMERICA HOLDINGS
             STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS (LOSS)
               TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                             (dollars in millions)

                                                                                                              Proforma
                                                                                                             Year ended
                                                                                                              December
                                                                   Year ended December 31,                       31,
                                                -----------------------------------------------------------------------
                                                 1992          1993          1994        1995       1996        1996
                                                ------       -------       -------      ------    -------     ---------

Earnings (loss): .........................
  Earnings (loss before provision for
  income taxes and extraordinary item.....      $ 62.1       $ 191.1       $  55.4      $  3.1    $(188.3)    $(175.4)
Add: Fixed Charges
  Interest expense (gross) ...............         4.2          10.9          34.5        65.5       71.7        58.8
  Interest factor in rents ...............         9.0          10.0          11.5        20.1       23.5        23.5
                                                ------       -------       -------      ------    -------     -------
  Earnings (loss) as adjusted ............      $ 75.3       $ 212.0       $ 101.4      $ 88.7    $ (93.1)    $ (93.1)
                                                ======       =======       =======      ======    =======     =======

  Preferred dividend requirements ........      $ --         $  --         $  --        $  --     $  --        $ 43.2
  Ratio of earnings (loss) before
   provision for income taxes to
   net earnings (loss)....................        --            --            --           --         --         120%
                                                ------       -------       -------      ------    -------     -------
  Preferred dividend factor on a pre-tax
   basis .................................        --            --            --           --         --         52.0
  Fixed Charges
   Interest expense (gross) ..............         4.2          10.9          34.5        65.5       71.7        58.8
   Interest factor in rents ..............         9.0          10.0          11.5        20.1       23.5        23.5
                                                ------       -------       -------      ------    -------     -------
     Combined fixed charges and
     preferred dividends .................        13.2          20.9          46.0        85.6       95.2       134.4
                                                ======       =======       =======      ======    =======     =======
Ratio of earning to combined fixed .......        5.71         10.16          2.20        1.04       NM          NM
 charges and preferred dividends
Amount by which earnings are
 insufficient to cover combined fixed
 charges and preferred dividends ..........                                                        $(188.3)    $(227.4)
                                                                                                   =======     =======
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